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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549




                                    FORM 8-K




                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934




        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JANUARY 1, 2002




                             TXU US HOLDINGS COMPANY
                         (FORMERLY TXU ELECTRIC COMPANY)


             (Exact Name of Registrant as Specified in its Charter)



           TEXAS                      1-11668                  75-1837355
      (State or Other               (Commission             (I.R.S. Employer
      Jurisdiction of              File Number)            Identification No.)
       Incorporation)



            ENERGY PLAZA, 1601 BRYAN STREET, DALLAS, TEXAS 75201-3411 (Address of Principal Executive Offices, Including Zip Code)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE - (214)-812-4600



--------------------------------------------------------------------------------

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

TXU ENERGY

    TXU US Holdings Company (US Holdings), formerly TXU Electric Company, is providing the following financial information to meet the ongoing needs of customers, counterparties and others for financial information concerning its unregulated energy business, TXU Energy Company LLC (TXU Energy), created as a result of the deregulation of the electric utility industry in Texas, which became effective January 1, 2002. The generation and certain retail operations of US Holdings, the energy trading business and unregulated commercial/industrial retail gas operations of TXU Gas Company and other energy related businesses of TXU Corp. (TXU) were transferred to TXU Energy; and the transmission and distribution business of US Holdings and TXU SESCO Company were transferred to Oncor Electric Delivery Company (Oncor), a regulated entity. Both TXU Energy and Oncor are wholly-owned subsidiaries of US Holdings, which is a wholly-owned subsidiary of TXU.

    The relationships of the entities affected by the restructuring of US Holdings due to deregulation and their rights and obligations with respect to their collective assets and liabilities are contractually described in a master separation agreement executed in December 2001 (Business Separation Agreement), which provides, in general, that the economic impacts of the transition from a regulated to a competitive environment will be borne by TXU Energy.

     On December 31, 2001, US Holdings filed a settlement plan with the Texas Public Utility Commission (Commission) that, if approved, will resolve all major pending issues related to US Holdings' transition to competition and will supersede certain ongoing lawsuits and regulatory proceedings that principally are related to deregulation. See Regulatory Settlement Plan in Note 3 to Financial Statements for more information. The settlement plan has the endorsement of the major customer groups in the state of Texas. Parties to the settlement plan include the Commission staff, the Office of Public Utility Counsel, a coalition of cities served by Oncor, Texas Industrial Energy Consumers, Texas Retailers Association, and a new retail electric provider (REP) for the state. The settlement plan does not remove regulatory oversight of Oncor's business. The settlement plan must be approved by the Commission, which has held a hearing and has received briefs from the parties. A decision could be made as early as April 18, 2002. While TXU Energy is unable to predict the outcome of these proceedings, under the Business Separation Agreement, TXU Energy has agreed to hold Oncor harmless from the results of any disallowance of generation-related items, such as securitization of regulatory assets, stranded costs and fuel reconciliation. TXU Energy is unable to predict what the impact will be on its financial position and results of operations if the settlement plan is not approved. (See Note 3 to Financial Statements for a discussion of the items affected by the settlement plan.)

    Certain expenses of US Holdings were not allocated to either TXU Energy or Oncor. These consisted primarily of legal, consulting and other costs associated with the restructuring of US Holdings ($25 million in 2001 and $36 million in 2000), as well as interest expense and preferred stock dividends related to debt and preferred stock, respectively, that will remain at US Holdings ($24 million in 2001, $23 million in 2000 and $24 million in 1999).

    TXU Energy is managed as a single, integrated energy business, primarily within the United States (US) and also in parts of Canada; consequently, there are no separate reportable business segments. The following is a brief description of the principal operations of TXU Energy:

    o GENERATION - one of the largest and lowest variable cost producers of electricity in Texas with 21,092 MW of owned or leased power production capacity at 23 power production stations, 18 of them fueled by gas and oil, four by lignite, and one by nuclear fuel. (In November 2001, TXU announced an agreement to sell two of these stations with a combined capacity of 2,334 megawatts.)

     o ENERGY TRADING - one of the largest volume energy traders in the US and parts of Canada, managing price and volume risks associated with power generation, natural gas pipeline and storage management and retail sales of electricity and gas, as well as other risks inherent in TXU Energy's integrated business.

    o ENERGY SERVICES - one of the largest competitive retailers of energy and energy services in Texas and the US. TXU Energy provides energy services as a REP in all areas of the Electric Reliability Council of Texas (ERCOT) and may expand to other selected US markets where customer choice is available. Also, TXU Energy intends to sell bundled energy-related products and services in selected commercial/industrial markets in North America. TXU Energy provides power to about 2.7 million customers.

Other operations of TXU Energy include:

    o MINING - one of the largest mining companies in the US, engaged in surface mining and recovery of lignite used by TXU Energy in the generation of electricity.

    o FUEL - engaged in the acquisition, storage and delivery, through an owned natural gas pipeline system, of fuel gas used primarily for TXU Energy's generation of electricity.

FORWARD-LOOKING STATEMENTS

    This report and other presentations made by US Holdings contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Although US Holdings believes that in making any such statement its expectations are based on reasonable assumptions, any such statement involves uncertainties and is qualified in its entirety by reference to factors contained in the Forward-Looking Statements section of Item
7. Management's Discussion and Analysis of Financial Condition and Results of Operations in US Holdings' 2001 Form 10-K, as well as general industry trends; implementation of legislation passed during the 1999 session of the Texas Legislation designed to restructure the electric utility industry in Texas and other legislation; power costs and availability; changes in business strategy, development plans or vendor relationships; availability of qualified personnel; changes in, or the failure or inability to comply with, governmental regulations, including, without limitation, environmental regulations; changes in tax laws; access to adequate transmission facilities to meet changing demands; competition for new business opportunities; legal and administrative proceedings and settlements; significant changes in critical accounting policies material to TXU Energy; and actions of rating agencies, among other factors, that could cause the actual results of US Holdings or TXU Energy to differ materially from those projected in such forward-looking statements.

    Any forward-looking statement speaks only as of the date on which such statement is made, and US Holdings undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for US Holdings to predict all of such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

    The following financial information of TXU Energy is being filed by US Holdings for the purpose of providing historical financial information about TXU Energy's businesses after giving effect to the transactions described in the Notes to Financial Statements. Had TXU Energy actually existed as a separate entity, its results of operations and financial position could have differed materially from those included in the following financial statements. In addition, future results of TXU Energy's operations and financial position could differ materially from the historical results presented.

TABLE OF CONTENTS
-------------------------------------------------------------------------------

TXU ENERGY COMPANY LLC FINANCIAL INFORMATION                            PAGE

      Independent Auditors' Report...............................         4

      Statements of Combined Income for the years
      ended December 31, 2001, 2000 and 1999.....................         5

      Statements of Combined Comprehensive Income
      for the years ended December 31, 2001, 2000 and 1999.......         5

      Statements of Combined Cash Flows for the years
      ended December 31, 2001, 2000 and 1999.....................         6

      Combined Balance Sheets-December 31, 2001 and 2000.........         7

      Statements of Combined Member Interests....................         8

      Notes to Financial Statements..............................         9

Signature........................................................        33

INDEPENDENT AUDITORS' REPORT

TXU Energy Company LLC:

We have audited the accompanying combined balance sheets of TXU Energy Company LLC (TXU Energy) and the businesses that comprise TXU Energy, as of December 31, 2001 and 2000, and the related statements of combined income, comprehensive income, cash flows and member interests for each of the three years in the period ended December 31, 2001. The combined financial statements include the accounts of TXU Energy and related businesses as discussed in Note 1 to the financial statements. These businesses were operated by subsidiaries of TXU Corp. under common ownership and common management for the periods presented. These financial statements are the responsibility of TXU Energy's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of TXU Energy and related businesses as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP


DELOITTE & TOUCHE LLP

Dallas, Texas
April 15, 2002

                             TXU ENERGY COMPANY LLC

                          STATEMENTS OF COMBINED INCOME

                                                     YEAR ENDED DECEMBER 31,
                                                 -----------------------------
                                                  2001       2000        1999
                                                 -------    -------     ------
                                                        MILLIONS OF DOLLARS

Operating revenues.......................        $10,867    $10,858     $7,364
                                                 -------    -------     ------

Operating expenses
  Energy purchased for resale and fuel
    consumed.............................          8,208      8,510      5,019
  Operation and maintenance..............            973        807        770
  Depreciation and amortization..........            397        391        445
  Taxes other than income................            109        123        127
                                                 -------    -------     ------
        Total operating expenses.........          9,687      9,831      6,361
                                                 -------    -------     ------

Operating income.........................          1,180      1,027      1,003

Other income (deductions)-- net..........            (56)        19         (7)
                                                 -------    -------     ------

Income before interest, other charges,
  income tax and extraordinary items.....          1,124      1,046        996
                                                 -------    -------     ------

Interest income..........................             38          6          3

Interest expense and other charges
     Interest............................            237        262        270
     Capitalized interest................            (14)        (5)        (4)
                                                 -------    -------     ------
        Total interest expense and
          other charges..................            223        257        266
                                                 -------    -------     ------

Income before income taxes and
  extraordinary items                                939        795        733

Income tax expense.......................            279        219        224
                                                 -------    -------     ------

Income before extraordinary items........            660        576        509

Extraordinary items, net of taxes........           (153)         -          -
                                                 -------    -------     ------

Net income...............................        $   507    $   576     $  509
                                                 =======    =======     ======


                   STATEMENTS OF COMBINED COMPREHENSIVE INCOME

Net income...............................        $   507    $   576     $  509

Other comprehensive income
Net change during period, net of tax effect
Cash flow hedges:
  Cumulative transition adjustment as of
    January 1, 2001......................              -          -          -
  Net change in fair value of derivatives             16          -          -
  Amounts realized in earnings
    during the year                                    -          -          -
                                                 -------    -------     ------
  Change.................................             16          -          -
                                                 -------    -------     ------

Comprehensive income.....................        $   523    $   576     $  509
                                                 =======    =======     ======

See Notes to Financial Statements.

                             TXU ENERGY COMPANY LLC

                        STATEMENTS OF COMBINED CASH FLOWS

                                                     YEAR ENDED DECEMBER 31,
                                                 -----------------------------
                                                  2001       2000        1999
                                                 -------    -------     ------
                                                        MILLIONS OF DOLLARS

Cash flows-- operating activities
  Net income.............................        $   507    $   576     $  509
  Adjustments  to reconcile net income
    to cash provided by (used in)
    operating activities:
    Loss on extraordinary items..........            153          -          -
    Depreciation and amortization........            508        507        583
    Deferred income taxes and
      investment tax credits-- net.......           (155)       164        (47)
    Gains from sale of assets............              -        (28)         -
    Reduction  of revenues for
      earnings in excess of
      regulatory earnings cap............             34        305         92
    Net effect of unrealized
      mark-to-market valuation
      (gains)/losses.....................           (314)        19          7
    Other................................             22          8          9
    Changes in operating assets and
      liabilities:
      Affiliate accounts receivable/
        payable--net.....................              9         37        (84)
      Accounts receivable................            241       (799)        70
      Inventories........................             (4)        11         12
      Accounts payable...................           (631)       852       (140)
      Interest and taxes accrued.........             46         15         17
      Margin deposits....................            227       (225)        (6)
      Due from/to Oncor Electric
        Delivery for net regulatory
        assets for under - recovered
        fuel revenue.....................            568       (813)       (91)
      Energy trading assets and
        liabilities--net                             (19)        25        (56)
      Other-- net........................            (20)        16        (22)
                                                 -------    -------     ------
        Cash provided by operating
          activities                               1,172        670        853
                                                 -------    -------     ------

Cash flows-- financing activities
  Increase in debt allocated
    from US Holdings.....................          2,788         65        127
  Retirements/repurchases of securities:
    Subsidiary senior notes..............              -       (100)         -
    Debt allocated from US Holdings......         (2,420)      (415)      (124)
  Repurchase of member interests.........           (404)      (553)      (369)
  Advances from affiliates-- net.........           (568)       766       (349)
  Change in notes payable to banks.......              -         (9)         6
  Debt premium, discount, financing,
    reacquisition expenses and other.....           (161)        (6)        (5)
                                                 -------    -------     ------
        Cash  used in financing activities          (765)      (252)      (714)
                                                 -------    -------     ------

Cash flows-- investing activities
  Capital expenditures...................           (330)      (264)       (90)
  Nuclear fuel...........................            (39)       (87)       (54)
  Proceeds from sale of assets...........              -          5          -
  Investments............................            (37)       (58)         9
                                                 -------    -------     ------

        Cash used in investing activities           (406)      (404)      (135)
                                                 -------    -------     ------

Net change in cash and cash equivalents..              1         14          4

Cash and cash equivalents--beginning
  balance................................             19          5          1
                                                 -------    -------     ------

Cash and cash equivalents--ending
  balance................................        $    20    $    19     $    5
                                                 =======    =======     ======


See Notes to Financial Statements.

                             TXU ENERGY COMPANY LLC

                             COMBINED BALANCE SHEETS

                                     ASSETS

                                                             DECEMBER 31,
                                                         -------------------
                                                           2001       2000
                                                           ----       ----
                                                         MILLIONS OF DOLLARS

Current assets:
      Cash and cash equivalents......................   $    20   $    19
      Accounts receivable............................       808     1,049
      Inventories-- at average cost..................       260       256
      Energy trading assets..........................       791     1,412
      Margin deposits................................         4       231
      Other current assets...........................       115        17
                                                         ------   -------
              Total current assets...................     1,998     2,984

Investments..........................................       757       743
Property, plant and equipment-- net..................    10,354    10,462
Energy trading assets................................       418       287
Deferred debits and other assets.....................       130        80
                                                         ------   -------
              Total assets...........................   $13,657   $14,556

                                                        =======   =======

                        LIABILITIES AND MEMBER INTERESTS

Current liabilities:
       Advances from affiliates......................   $   250   $   701
       Long-term debt due currently..................       123
       Accounts payable:
            Affiliates...............................        25        16
            Trade....................................       612     1,243
       Energy trading liabilities....................       602     1,396
       Taxes accrued.................................       155        87
       Deferred income taxes.........................         -       261
       Other current liabilities.....................       138       147
                                                        -------   -------
              Total current liabilities..............     1,905     3,851

Accumulated deferred income taxes....................     2,125     2,149
Investment tax credits...............................       397       414
Energy trading liabilities...........................       247       276
Other deferred credits and noncurrent liabilities....       530       367
Due to Oncor Electric Delivery.......................       787       182
Long-term debt.......................................     3,454     3,196

Contingencies (Note 13)

Member interests.....................................     4,212     4,121
                                                        -------   -------

              Total liabilities and member interests.   $13,657   $14,556
                                                        =======   =======

   See Notes to Financial Statements.

                             TXU ENERGY COMPANY LLC

                     STATEMENTS OF COMBINED MEMBER INTERESTS

                                                     YEAR ENDED DECEMBER 31,
                                                 -----------------------------
                                                  2001       2000        1999
                                                 -------    -------     ------
                                                        MILLIONS OF DOLLARS

Member Interest:
Capital Accounts:
  Balance at beginning of year...........         $4,121    $ 4,098     $3,958
     Net income..........................            507        576        509
     Reduction in member interest -
        amount of repurchases of
        common stock of US Holdings
        allocated to TXU Energy                     (404)      (553)      (369)
     Conversion of capital to advances...            (28)         -          -
                                                 -------    -------     ------
  Balance at end of year.................          4,196      4,121      4,098
                                                 -------    -------     ------
     Accumulated other comprehensive
        income, net of tax effects:
        Cash flow hedges (SFAS No. 133):
        Balance at beginning of year.....              -          -          -
           Change during the year........             16          -          -
                                                 -------    -------     ------
        Balance at end of year...........             16          -          -
                                                 -------    -------     ------
           Total  member interests.......         $4,212     $4,121     $4,098
                                                 =======    =======     ======

   See Notes to Financial Statements.

                             TXU ENERGY COMPANY LLC
                          NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS

    TXU Energy Company LLC (TXU Energy) was formed as a Delaware limited liability company in the fourth quarter of 2001. TXU Energy was created as a result of the deregulation of the electric utility industry in Texas, which became effective January 1, 2002. TXU Energy is a wholly-owned subsidiary of TXU US Holdings Company (US Holdings), formerly TXU Electric Company, which is a wholly-owned subsidiary of TXU Corp. (TXU). TXU Energy's operations are conducted principally through the following subsidiaries effective January 1, 2002: TXU Generation Holdings Company LLC (TXU Generation); TXU Energy Trading Company LP (TXU Energy Trading); TXU Energy Retail Company LP (TXU Energy Retail); TXU Energy Solutions Company LP; TXU Fuel Company (TXU Fuel) and two coal mining subsidiaries (TXU Mining).

    TXU Energy is engaged primarily in the generation of electricity, wholesale energy trading and risk management and retail energy sales and services primarily in the United States (US) and also in parts of Canada. TXU Energy is managed as a single, integrated energy business; consequently there are no separate reportable business segments.

    Business Restructuring - Legislation was passed during the 1999 session of the Texas Legislature that restructures the electric utility industry in Texas (1999 Restructuring Legislation). Among other matters, the l999 Restructuring Legislation required that by January 1, 2002, each electric utility separate (unbundle) its business into the following: power generation operations, a REP and a transmission and distribution (T&D) company or separate T&D companies. (See Note 3 for information concerning restructuring of the electric utility industry in Texas.) As a result, TXU restructured certain of its businesses as of January 1, 2002, and began to participate in retail competition in the Texas electricity market on January 1, 2002.

     As required by the 1999 Restructuring Legislation, US Holdings filed its business separation plan with the Public Utility Commission of Texas (Commission). This business separation plan and the March 2000 application to the Commission laid the foundation for TXU Energy to take part in retail competition in the Texas electricity market as planned on January 1, 2002. In order to satisfy its obligations to unbundle its business pursuant to the 1999 Restructuring Legislation and consistent with its business separation plan as amended and approved by the Commission on October 31, 2001, as of January 1, 2002, US Holdings transferred:

o its regulated electric T&D business to Oncor Electric Delivery Company (Oncor), which is a wholly-owned subsidiary of US Holdings,

o   its unregulated electric power generation business to TXU Energy, and

o   its retail customers to an unregulated subsidiary REP of TXU Energy.

    Also on January 1, 2002, the regulated electric T&D business of TXU SESCO Company, a subsidiary of TXU, was transferred to Oncor. In addition, as of January 1, 2002, TXU Energy acquired the following businesses from within the TXU system: the REP of TXU SESCO Company; the energy trading business and the unregulated commercial/industrial retail gas operations of TXU Gas Company (TXU
Gas); and the energy management services businesses and other affiliates of TXU, including the fuel procurement and coal mining businesses that service the generation operations.

    The relationships of the entities affected by the restructuring and their rights and obligations with respect to their collective assets and liabilities are contractually described in a master separation agreement executed in December 2001 (Business Separation Agreement).

    The diagrams below summarize the principal US legal entities and their relationships before and after the restructuring.

CHART
Organization Chart with 2 columns
Left Column
Title (centered over column) - BEFORE RESTRUCTURING
Top box, centered, labeled - TXU
Next level - 2 boxes, labeled (left to right) - TXU Gas, TXU Electric Next level - 1 box (under first box), labeled - TXU Energy Trading

Right Column
Title (centered over column) - AFTER RESTRUCTURING
Top box, centered, labeled  - TXU
Next level - 2 boxes, labeled (left to right) - TXU Gas, US Holdings* Next level - 2 boxes under second box, labeled (left to right) -
  TXU Energy, Oncor
Next level - 3 boxes under first box, labeled (left to right) -
  TXU Generation, TXU Energy Trading, TXU Energy
Retail

----------------------------
*Formerly TXU Electric Company

    Basis of Presentation and Combination - The financial information for generation and certain retail operations included within the combined financial statements was derived from the historical financial statements of US Holdings. US Holdings maintained expense accounts for each of its component operations. However, revenues of US Holdings consisted of a bundled rate for all operations combined. Historical generation revenues were determined by unbundling the generation component of revenues from US Holdings' bundled rate charged to customers, which also included a T&D component, and adding any generation-related revenues from ancillary services and wholesale energy activity. Such historical revenues earned in the regulatory environment may not be indicative of revenues that will be earned in the competitive environment effective January 1, 2002. Allocation of revenues between TXU Energy and Oncor also reflected consideration of return on invested capital, which is regulated for Oncor. Costs of energy and expenses related to operations and maintenance and depreciation and amortization, as well as assets, such as property, plant and equipment, materials and supplies and fuel, were specifically identified by component operation and disaggregated. Various allocation methodologies were used to disaggregate common expenses, assets and liabilities between US Holdings' generation and T&D operations. Interest and other financing costs were determined based upon debt allocated. In connection with the Business Separation Agreement, TXU Energy and Oncor have agreed on how the related advances and intercompany accounts will be settled. This resulted in the reclassification of $437 million, as an intercompany payable to Oncor, to be paid over the term of Oncor's securitization bonds (see Note 3), with an offset to advances to affiliates. The amounts for prior years have been reclassified to conform to the current proposed settlement terms. There was no effect on earnings or member interests as a result of such reclassification. Certain other reclassifications have been made to previously reported assets, liabilities and cash flows to conform to the current year presentation.

    The financial information for the energy trading and the unregulated commercial/industrial retail gas operations included in the combined financial statements was derived from the historical financial statements of TXU Gas. Revenues, expenses, and assets were specifically identified by component operation and disaggregated accordingly.

    The financial information of the fuel and coal mining subsidiaries and the energy services businesses included in the combined financial statements was derived from the separate historical financial statements of those entities.

    Certain expenses of US Holdings were not allocated to either TXU Energy or Oncor. These consisted primarily of legal, consulting and other costs associated with the restructuring of US Holdings ($25 million in 2001 and $36 million in 2000), as well as interest expense and preferred stock dividends related to debt and preferred stock, respectively, that will remain at US Holdings ($24 million in 2001, $23 million in 2000 and $24 million in 1999).

    Management believes that the allocation methodologies used are reasonable. Had TXU Energy actually existed as a separate entity, its results of operations and financial position could have differed materially from those included in the combined financial statements included herein. In addition, future results of operations and financial position could differ materially from the historical results presented.

    The Business Separation Agreement provides, in general, that the economic impacts of the transition from a regulated to a competitive environment will be borne by TXU Energy, including stranded costs as finally determined and other related items. Oncor will collect from (or refund to) REPs, through a non-bypassable tariff (or credit), amounts associated with the unregulated businesses' transition to competition and remit to (or collect from) TXU Energy any such amounts which have not been securitized. These combined financial statements reflect the transfer from TXU Energy to Oncor of all regulatory assets and liabilities that will be subject to finalization at true-up of stranded costs, as required by the 1999 Restructuring Legislation, with a corresponding amount recorded as due from/to Oncor. Any changes to the regulatory assets and liabilities and any final determination of stranded costs at true-up will result in adjustments to the amount due from or to Oncor and will be reflected in earnings of TXU Energy as an extraordinary item in accordance with Statement of Financial Accounting Standards (SFAS) No. 101 "Regulated Enterprises - Accounting for the Discontinuation of Application of FASB Statement No. 71." Certain aspects of TXU Energy's generation operations are subject to continued regulation and true-up proceedings as further discussed in Note 3. Issues with respect to stranded costs and true-up and the application of such regulation and proceedings to TXU Energy will be handled differently in the event the settlement plan proposed to the Commission is not approved. (See Regulatory Settlement Plan in Note 3.)

2.  SIGNIFICANT ACCOUNTING POLICIES

    Combination -- The combined financial statements were prepared on the basis described above and are in conformity with accounting principles generally accepted in the United States of America. All intercompany items and transactions between the combined companies have been eliminated. All dollar amounts in the financial statements and notes to financial statements are stated in millions of US dollars unless otherwise indicated.

    Use of Estimates -- The preparation of TXU Energy's financial statements requires management to make estimates and assumptions about future events that affect the reporting and disclosure of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense, including mark-to-market valuation adjustments, during the period. In the event estimates or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information. In addition, see Note 1 for discussion of estimates used and methodologies employed to derive the combined financial statements.

    Investments -- TXU Energy classifies all of its investments in marketable securities as available for sale. Deposits in an external trust fund for nuclear decommissioning are carried at fair value in the balance sheet in investments with the changes in fair value recorded as a liability, to reflect the statutory nature of the trust. (See Note 13 - Nuclear Decommissioning.)

    Goodwill -- Goodwill represents the excess of the purchase price paid over the estimated fair value of the assets acquired and liabilities assumed for each company acquired and was amortized over periods to 40 years. Annual goodwill amortization of $2 million ceased after December 31, 2001, and remaining goodwill is subject to an impairment-based review procedure. (See Changes in Accounting Standards below.) At December 31, 2001 and 2000, goodwill of $50 million and $52 million, respectively, is included in investments and is stated net of accumulated amortization of $4 million and $2 million, respectively.

    Included in the balance sheet of TXU Gas at December 31, 2001 is $773 million of goodwill, net of amortization, arising from TXU's 1997 acquisition of ENSERCH Corporation (renamed TXU Gas Company). The energy trading business and the unregulated commercial/industrial retail gas operations included in the accompanying financial statements were originally part of ENSERCH Corporation. As discussed below under Changes in Accounting Standards, TXU is determining the amount of goodwill to be allocated to reporting units. A substantial portion of the goodwill previously associated with TXU Gas is expected to be allocated to TXU Energy as of January 1, 2002.

    Property, Plant and Equipment -- Generation utility plant is stated at original cost less certain regulatory disallowances. The cost of generation property additions prior to July 1, 1999 includes labor and materials, applicable overhead and payroll-related costs and an allowance for funds used during construction. Generation property additions subsequent to July 1, 1999 and other property are stated at cost.

    Valuation of Long-Lived Assets -- TXU Energy evaluates the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of long-lived assets would be considered impaired when the projected undiscounted cash flows are less than the carrying value. In that event, a loss would be recognized based on the amount by which the carrying value exceeds the fair market value. Fair market value is determined primarily by available market valuations or, if applicable, discounted cash flows. See Changes in Accounting Standards below for a discussion of changes in valuation criteria for long-lived assets effective January 1, 2002.

      As a result of the 1999 Restructuring Legislation, in 1999, US Holdings performed an impairment analysis of generation assets under the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 requires a company to forecast future net cash flows from operating an asset, on an undiscounted basis excluding carrying costs, and to compare the sum of those cash flows with the net carrying value of the asset. Under this test, no impairment existed for accounting purposes.

    Derivative Instruments -- See Changes in Accounting Standards below for the change in accounting for derivatives that became effective January 1, 2001. TXU Energy enters into derivative instruments, including options, swaps, futures, forwards and other contractual commitments, for trading and non-trading purposes in order to manage market risks related to changes in interest rates and commodity prices.

    The impact of changes in the market value of the effective portion of any derivative instruments designated and documented as accounting hedges is deferred in the balance sheet and recognized in earnings when the hedged transactions are realized, and the ineffective portion is recognized in earnings.

    Prior to adoption of SFAS No. 133 in January 2001, gains and losses on non-trading derivative instruments effective as hedges were deferred and recorded as a component of the underlying transaction when settled. Also, the energy trading business used mark-to-market accounting for trading activities, which is consistent with the required accounting under SFAS No. 133 for trading transactions that are derivatives. If a derivative contract meets the criteria for the normal purchase or sale exception, TXU Energy can elect not to treat it as a derivative. The use of the normal purchase or sale exception and the hedge accounting designation are elections that can be made by management if certain strict criteria for derivatives are met and documented.

    Revenue Recognition -- TXU Energy records revenues for generation and retail and other energy sales and services under the accrual method. However, the fair market values of sales contracts determined to be derivative instruments and not designated as normal sales under SFAS No. 133 are recognized upon inception under mark-to-market accounting. Unrealized mark-to-market valuations are recorded net as revenues. Retail electricity and gas sales revenues that are recognized when services are provided to customers on the basis of periodic cycle meter readings include an estimated accrual for the value of electricity and gas provided from the meter reading date to the end of the period. Energy trading revenues are recorded using the mark-to-market method of accounting.

    The financial statements presented reflect adjustments to revenues for over/under recovered fuel costs. To the extent fuel costs incurred exceeded regulated fuel factor amounts included in customer billings, TXU Energy has recorded revenues on the basis of its ability and intent to obtain regulatory approval for rate surcharges on future customer billings to recover such amounts. Conversely, to the extent fuel costs incurred have been less than amounts included in customer billings, revenues have been reduced on the basis that TXU Energy has been required to adjust rates in future customer billings. Following deregulation of the Texas market, fuel factor amounts will, if necessary, be applied prospectively; consequently, recorded revenues will no longer reflect such fuel cost adjustments.

    Mark-to-Market Accounting -- In accordance with Emerging Issues Task Force
(EITF) Issue No. 98-10, TXU Energy accounts for its energy trading activities using the mark-to-market method of accounting. SFAS No. 133 also requires mark-to-market accounting for derivatives unless the normal purchase or sale exception or hedge accounting are elected. Under the mark-to-market method, energy-related trading contracts and derivative instruments are recorded at current fair value on the balance sheet as either energy trading assets or liabilities, and any unrealized gains or losses resulting from period-to-period changes in the current fair values are recorded net in revenues. TXU Energy values its portfolio of energy-related trading contracts, which include volumetric forecasts, and derivative instruments at current market prices, commonly referred to as forward price curves. Such market prices normally are based on independent broker quotes and other trading information and are validated routinely under TXU Energy's risk management control policies. The availability of quoted market prices is dependent on the type of commodity (e.g., natural gas, electricity, etc.), time period specified and location of delivery. In the absence of quoted market prices, forward price curves are developed based on the available trading information or through the use of standard accepted modeling techniques based on market fundamentals (e.g., supply/demand, replacement cost, etc.).

    All trading positions are marked initially to the mid-point of the bid/ask spread (the mid-market value) discounted using a risk-free interest rate. Liquidity valuation adjustments are recorded as reductions of the mid-market value of open positions and increase as liquidity decreases. In computing the liquidity valuation adjustments, each market (or curve) is split into liquid and illiquid portions. The liquid portion varies by region, time period and commodity. Generally, the liquid period is supported by broker quotes and frequent trading activity. In illiquid periods, normally little or no market information exists, and the fair value is generally estimated through market modeling techniques. However, as a matter of policy, TXU Energy generally does not recognize any income or loss from these illiquid periods.

    A performance reserve is also established for costs to complete transactions and for various administrative and overhead costs associated with settling the contracts in the future, such as risk management, scheduling and accounting. In addition, a credit reserve is recorded to allow for the risk that the value of contracts may not be collected from the counterparties. Mark-to-market valuation adjustments and reserves (liquidity, performance and credit) are reflected in TXU Energy's balance sheet as a reduction in the value of the energy trading asset.

    Depreciation of Property, Plant and Equipment -- Depreciation of TXU Energy's property, plant and equipment is calculated on a straight-line basis over the estimated service lives of the properties. Depreciation also includes an amount for decommissioning costs for the Comanche Peak nuclear powered electric generating station, which is being accrued over the lives of the units. Depreciation as a percentage of average depreciable property for TXU Energy approximated 2.7% for 2001, 2.6% for 2000 and 2.9% for 1999. See Changes in Accounting Standards below for a discussion of changes in accounting for nuclear decommissioning effective January 1, 2003.

    TXU Energy capitalizes computer software costs in accordance with Statement of Position 98-1; "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use". These costs are being amortized over periods ranging from five to seven years.

    Amortization of Nuclear Fuel -- The amortization of nuclear fuel in the reactors (net of regulatory disallowances) is calculated on the units-of-production method and is included in nuclear fuel expense.

    Income Taxes --TXU Energy's operations are included in the consolidated federal income tax return of TXU, and federal income taxes are allocated to subsidiaries of TXU based upon their respective taxable income or loss. Investment tax credits are amortized to income over the estimated service lives of the properties. Deferred income taxes are provided for temporary differences between the book and tax basis of assets and liabilities.

    Cash Equivalents -- For purposes of reporting cash and cash equivalents, temporary cash investments purchased with a remaining maturity of three months or less are considered to be cash equivalents.

    Changes in Accounting Standards-- On January 1, 2001, TXU Energy adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 137 and SFAS No. 138. (See Note 10 to Financial Statements.)

    SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", became effective for TXU Energy for transfers on or after April 1, 2001. SFAS No. 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires additional disclosures, which have been incorporated in the financial statements. The adoption of SFAS No. 140 did not affect reported results.

     SFAS No. 141, "Business Combinations", became effective for TXU Energy on July 1, 2001. SFAS No. 141 requires the use of the purchase method of accounting for business combinations initiated and completed after June 30, 2001 and eliminates the use of the pooling-of-interests method.

    SFAS No. 142, "Goodwill and Other Intangible Assets", became effective for TXU Energy on January 1, 2002. SFAS No. 142 requires, among other things, the allocation of goodwill to reporting units and the discontinuance of goodwill amortization.

    In addition, SFAS No. 142 requires completion of a transitional goodwill impairment test within six months from the date of adoption. It establishes a new method of testing goodwill for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. Any goodwill impairment loss during the transition period will be recognized as the cumulative effect of a change in accounting principle. Subsequent impairments, if any, will be recorded in operations.

    As part of its effort to implement SFAS No. 142, TXU is in the process of determining its reporting units as defined by SFAS No. 142, the fair value of those reporting units and the allocation of goodwill to those reporting units. TXU is in the process of determining the amount of goodwill to be transferred to TXU Energy upon adoption of SFAS No. 142.

    SFAS No. 143, "Accounting for Asset Retirement Obligations", will be effective for TXU Energy on January 1, 2003. SFAS No. 143 requires the recognition of a fair value liability for any retirement obligation associated with long-lived assets. The offset to any liability recorded is added to the previously recorded asset and the additional amount is depreciated over the same period as the long-lived asset for which the retirement obligation is established. SFAS No. 143 also requires additional disclosures. TXU Energy will change its accounting for nuclear decommissioning costs to conform to the new standard.

    SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", became effective for TXU Energy on January 1, 2002. SFAS No. 144 establishes a single accounting model, based on the framework established in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", for long-lived assets to be disposed of by sale and resolves significant implementation issues related to SFAS No. 121.

    For standards not yet adopted, TXU Energy is evaluating the potential impact on its financial position and results of operations.

3.  RESTRUCTURING OF THE ELECTRIC UTILITY INDUSTRY IN TEXAS

    1999 RESTRUCTURING LEGISLATION -- Legislation passed during the 1999 session of the Texas Legislature restructured the electric utility industry in Texas and provided for a transition to competition. Among other matters with accounting consequences, the legislation:

    o provided that by January 1, 2002, each electric utility had to unbundle its business into the following units: a power generation company, a REP and a T&D company or separate T&D companies;

    o authorized competition beginning January 1, 2002 in the retail and generation markets for electricity;

    o provides for the recovery of generation-related regulatory assets and generation-related and purchased power-related costs that are in excess of market value (stranded costs);*

    o provides for a true up in 2004 of stranded costs based on market determinations;*

    o required a rate freeze, excluding cost of fuel, for all retail customers until January 1, 2002 and requires certain rate reductions and a price to beat for residential and small commercial customers for up to five years thereafter;

    o provided that earnings in excess of a regulatory earnings cap be used as mitigation (reduction) to the cost of nuclear production assets;*

    o provides that wholesale revenues for 2002 and 2003 be based on the Excess Cost Over Market (ECOM) model;*

    o provides for a reduction in T&D rates (as a retail clawback) in certain circumstances described below;*

    o provides that costs associated with nuclear decommissioning obligations continue to be recovered from retail customers as a non-bypassable charge until the units are decommissioned.

-------------
*The application of these provisions to TXU Energy will change in the event the settlement plan proposed to the Commission is approved. See Regulatory Settlement Plan below.

    REGULATORY SETTLEMENT PLAN -- On December 31, 2001, US Holdings filed a settlement plan with the Commission that, if approved, will resolve all major pending issues related to US Holdings' transition to competition and will supersede certain ongoing lawsuits and regulatory proceedings that are principally related to deregulation. The settlement plan has the endorsement of the major customer groups in the State of Texas. Parties to the settlement include the Commission staff, the Office of Public Utility Counsel, a coalition of cities served by Oncor, Texas Industrial Energy Consumers, Texas Retailers Association, and a new REP for the state. The settlement plan does not remove regulatory oversight of Oncor's business. The settlement plan must be approved by the Commission, which has held a hearing and has received briefs from the parties. A decision may be made as early as April 18, 2002. While TXU Energy is unable to predict the outcome of these proceedings, under the Business Separation Agreement, TXU Energy has agreed to hold Oncor harmless from the results of any disallowance of generation related items, such as securitization of regulatory assets, stranded costs and fuel reconciliation. TXU Energy is unable to predict what the impact will be on its financial position and results of operations if the settlement plan is not approved.

    The major terms of the settlement plan are:

    o Transmission and Distribution Rates-- In 2002, Oncor will implement an excess mitigation credit (EMC) in the amount of $350 million (plus interest), applied over a two-year period as a reduction to T&D rates charged to REPs. This amount reflects resolution of stranded cost mitigation, approximately $8.2 billion of fuel costs covering the period of July 1998 through 2001, the unrecovered fuel balance at December 31, 2001, and other items. Oncor's sole responsibility with respect to those matters will be to act as collection or disbursement agent, and Oncor has no rights or obligations with respect to any such amounts collected or refunded.

    o Stranded Cost Resolution -- TXU Energy's stranded costs are fixed at zero, including resolution of amounts related to its repurchase of minority owner interests in the Comanche Peak nuclear generating station, recovery of certain environmental improvement costs and elimination of the 2004 true-up proceedings.

    o Regulatory Asset Securitization -- Oncor will receive a financing order authorizing it to issue securitization bonds in the aggregate amount of $1.3 billion to monetize and recover generation-related regulatory assets. The settlement provides that there will be an initial issuance of securitization bonds in the amount of up to $500 million upon approval of the settlement followed by a second issuance for the remainder after 2003. This settlement resolves all issues related to generation-related regulatory assets and liabilities.

    o Retail Clawback -- The retail clawback provision was included in the 1999 Restructuring Legislation to serve as an incentive for the affiliated REPs of the T&D utilities to actively compete for customers outside their traditional service areas. In the event that TXU Energy's affiliated REP retains more than 60 percent of its residential and small commercial customers after the first two years of competition, the amount of the retail clawback credit will be no greater than:

         o the number of US Holdings' former residential and small commercial customers retained by TXU Energy in US Holdings' traditional service area on January 1, 2004;

         o less the number of new customers TXU Energy adds outside of its traditional service territory by January 1, 2004;

         o    multiplied by $90.

               This determination will be made separately for the residential and small commercial classes and compares to the $150 per customer limit contained in the 1999 Restructuring Legislation. The credit will be applied to Oncor's rates over a two-year period beginning January 1, 2004.

    o Lawsuit and Regulatory Proceeding Resolution -- The parties agree to seek dismissal of a number of pending lawsuits, as well as regulatory proceedings, including Docket No. 22652 and agree to seek dismissal of certain related lawsuits in the event they are commenced. (See Regulatory Disallowances below.)

    TXU Energy recorded a $153 million (after-tax) extraordinary charge in the fourth quarter of 2001 as a result of settlement related items and debt refinancing. (See Note 4.)

    IMPLEMENTATION OF THE 1999 RESTRUCTURING LEGISLATION - As noted in the appropriate sections of the following discussion, the settlement plan filed with the Commission by US Holdings, if adopted, will result in final determination concerning certain provisions of the legislation. If the settlement plan is not approved, certain other proceedings discussed below will not be resolved.

    Stranded Cost True-up (see Regulatory Settlement Plan above) -- The 1999 Restructuring Legislation requires each T&D utility, its affiliated REP, and its affiliated power generation company to jointly file to finalize stranded costs and to reconcile those costs with the estimate of stranded costs developed in the unbundled cost of service proceeding conducted during 2000-2001, such as US Holdings' Docket No. 22350. Such a true-up proceeding will be filed after January 10, 2004, on a schedule and under procedures to be determined by the Commission. Any resulting stranded costs will be collected for TXU Energy through the non-bypassable delivery charges of Oncor, unless the regulatory settlement plan described above is approved, in which case, this filing is not required.

    For the purposes of determining the final stranded cost figure, the 1999 Restructuring Legislation requires TXU Energy to quantify the market value of its generation assets, and hence its stranded costs, using one or more of the following methods: (i) sale of assets, (ii) stock valuation, (iii) partial stock valuation, (iv) exchange of assets or (v) ECOM.

Any true-up proceeding would also require:

    o TXU Energy to reconcile, and either credit or bill to Oncor (and Oncor to credit or bill T&D customers), any difference between the price of power determined through the capacity auction process conducted pursuant to the Commission's requirements and the power cost projections that were employed for the same time period in the ECOM model to estimate stranded costs in the Docket No. 22350 proceeding. This reconciliation (wholesale clawback) generally would affect all of TXU Energy's generation revenues for the period 2002-2003;

    o TXU Energy to reconcile and credit to Oncor (and Oncor to credit T&D customers) any positive difference between the price to beat, reduced by the non-bypassable delivery charge, and the prevailing market price of electricity during the same time period to the extent that the price to beat exceeded the market price of electricity. This reconciliation (retail clawback) for the applicable customer class is not required if 40% of the electric power consumed by customers in that class is supplied by competing REPs before January 1, 2004. If a reconciliation is required, the amount credited cannot exceed an amount equal to the number of residential or small commercial customers served by Oncor that are buying electricity from TXU Energy at the price to beat on January 1, 2004, minus the number of new customers obtained outside the service area, multiplied by $150; and

    o the Commission to conduct a review, to the extent any amount of regulatory assets included in a transition charge or competition transition charge had not been previously approved by the Commission, to determine whether these regulatory assets were appropriately calculated and constituted reasonable and necessary costs. If the Commission finds that the amount of regulatory assets is subject to modification, a credit or other rate adjustment will be made to Oncor's non-bypassable delivery RATES.

     Stranded Cost Recovery (see Regulatory Settlement Plan above) -- In October 1999, US Holdings filed an application with the Commission for a financing order (Docket No. 21527) to permit the issuance by a special purpose entity of $1.65 billion of transition bonds secured by payments in the form of a non-bypassable charge from retail customers. On May 1, 2000, the Commission signed a final order rejecting US Holdings' request for the $1.65 billion and authorized only $363 million. US Holdings filed an appeal on May 2, 2000, with the Travis County, Texas District Court. On September 7, 2000, the District Court issued a final judgment that reversed part of the Commission's financing order, affirmed other aspects of the Commission's financing order, and ordered the case remanded to the Commission for further proceedings consistent with the judgment. US Holdings and various other parties appealed this judgment directly to the Supreme Court of Texas. On June 6, 2001, the Supreme Court of Texas issued what US Holdings believes is a favorable ruling that should allow Oncor to issue transition bonds of approximately $1.3 billion. On October 18, 2001, the Supreme Court remanded the case to the Commission for determination of the final amount of permitted securitization. The Commission has begun the remand proceeding (Docket No. 24892). US Holdings cannot predict when it will be completed, but is prepared to move quickly in connection with the issuance of transition bonds once a final financing order is issued by the Commission. If the regulatory settlement plan described above is approved by the Commission, issues involving securitization will be resolved.

    On June 6, 2001, the Texas Supreme Court affirmed the judgment of the Travis County, Texas District Court denying an appeal and finding that the securitization provisions are constitutional.

    Mitigation (see Regulatory Settlement Plan above) -- From January 1, 1998 through June 30, 1999, US Holdings' earnings of $170 million in 1998 and $52 million in 1999 in excess of the regulatory earnings cap (mitigation) were recorded as additional depreciation of nuclear production assets. Effective July 1, 1999, following the 1999 Restructuring Legislation, all of US Holdings' earnings in excess of the regulatory earnings cap of $92 million in 1999, $305 million in 2000 and $34 million in 2001 were recorded as a reduction of revenues, with a corresponding regulatory liability recorded.

     On June 4, 2001, the Commission issued an interim order that addressed Oncor's charges for T&D service when retail competition would begin. Among other things, that interim order and subsequent final order issued on October 3, 2001, required Oncor to reduce rates (which will necessitate a corresponding reimbursement from TXU Energy), over the period from 2002-2008, both the 1998-2000 earnings in excess of the regulatory earnings cap and an estimate of the 2001 earnings in excess of the regulatory earnings cap. On June 20, 2001, US Holdings filed a petition with the Texas Supreme Court, requesting that the Court issue a writ of mandamus compelling the Commission to vacate the portions of its orders that require US Holdings to halt mitigation of stranded costs and reverse the stranded cost mitigation already taken. On December 31, 2001, the Supreme Court of Texas denied the petition. The Commission's decision continues to be under appeal to the Travis County, Texas District Court.

     On July 31, 2001, the staff of the Commission notified US Holdings and the Commission that it disagreed with US Holdings' computation of the level of earnings in excess of the regulatory earnings cap for calendar year 2000. The Commission's staff disagrees with US Holdings' adjustment that removed $298 million of deferred federal income tax liability associated with under-recovered fuel. On August 13, 2001, the Commission issued an order adopting the staff position. US Holdings disagrees with the Commission's decision and has appealed it to the Travis County, Texas, District Court. If the appeal is not successful, TXU Energy will record an after-tax charge of $23 million.

    Fuel Cost Recovery (see Regulatory Settlement Plan above) -- US Holdings' eligible fuel costs incurred through December 31, 2001 will be recoverable through fixed fuel factors, and to the extent such costs are not recovered by that date, through the true-up process. At December 31, 2001, US Holdings had unrecovered fuel costs plus related interest of $329 million and the balance, plus additional accrued interest, is expected to be recovered through the true-up process.

    TXU Energy is required to file in 2002 with the Commission for final reconciliation of its eligible fuel costs in a proceeding in which it has the burden of proving that fuel costs under review were reasonable and necessary to provide reliable electric service, that it has properly accounted for its fuel-related revenues, and that fuel prices charged to the utility by an affiliate were reasonable and necessary and not higher than prices charged for similar items by such affiliate to other affiliates or nonaffiliates. This final reconciliation will cover the period from July 1998 through December 2001, during which US Holdings incurred about $8.2 billion of reconcilable fuel costs. Management believes all costs are recoverable; however, should there be any disallowances by the Commission, these will be the responsibility of TXU Energy.

    Regulatory Disallowance (see Regulatory Settlement Plan above) -- The Commission's final order in connection with US Holdings' January 1990 rate increase request (Docket No. 9300) was ultimately reviewed by the Texas Supreme Court. As a result, an aggregate of $909 million of disallowances with respect to US Holdings' reacquisitions of minority owners' interests in Comanche Peak, which had previously been recorded as a charge to earnings, was remanded to the District Court with instructions that it be remanded to the Commission for reconsideration on the basis of a prudent investment standard. On remand, the Commission also was required to reevaluate the appropriate level of US Holdings' construction work in progress included in rate base in light of its financial condition at the time of the initial hearing. On June 9, 2000, the District Court's order of remand was filed with the Commission, and the Commission has assigned the remand proceeding Docket No. 22652. A final decision is expected in 2002.

4.  EXTRAORDINARY ITEMS

   Loss on reacquisition of debt -- As a result of US Holdings' debt restructuring and refinancings in the fourth quarter of 2001, TXU Energy recorded an extraordinary loss of $97 million (after taxes of $52 million) for the early reacquisition of debt.

   Loss on settlement -- As a result of the Regulatory Settlement Plan submitted to the Commission for approval of outstanding unbundling issues (see Note 3),

TXU Energy recorded an extraordinary loss of $56 million (after taxes of $62 million) in the fourth quarter of 2001 to reflect the effect of settlement items that are no longer probable of recovery. The settlement related items included unrecovered fuel cost, all remaining generation-related regulatory assets and regulatory liabilities that are not subject to recovery through the issuance of securitization bonds, and the excess cost over market of certain purchased power contracts.

5.  SHORT-TERM FINANCING

    TXU Energy is provided short-term financing by TXU or affiliated companies. At December 31, 2001 and 2000, such short-term financing totaled $250 million and $701 million, respectively. Average borrowings outstanding from affiliates were $476 million and $349 million during 2001 and 2000, respectively. Weighted average interest rates on these borrowings were 3.08% and 7.36% at December 31, 2001 and 2000, respectively.

6.    LONG-TERM DEBT

    Long-term debt represents debt of TXU Mining and the portion of US Holdings' debt outstanding during the periods that was allocated to TXU Energy. Interest expense on the allocated debt reflects interest associated with the historical debt of US Holdings supporting the generation business, primarily using a blend of prevailing short-term and long-term weighted-average interest rates.

                                                            DECEMBER 31,
                                                        -----------------
                                                         2001       2000
                                                        ------     ------
TXU Mining senior notes ($100 million,
  6.875% due 2005 and $125 million,
  7.0% due 2003) (net of unamortized
  discount of $1 million)...........................    $  224     $  224
Debt allocated from US Holdings.....................     3,345      2,972
Other...............................................         8          -
                                                        ------     ------
        Total long-term debt........................     3,577      3,196
Less amounts due currently..........................       123          -
                                                        ------     ------
        Total long-term debt, less amounts
        due currently...............................    $3,454     $3,196
                                                        ======     ======

    In connection with the separation of US Holdings' businesses, TXU Mining redeemed $70 million of the 6.875% senior notes due 2005 and $53 million of the 7.0% senior notes due 2003 on February 28, 2002, realizing a loss of $.9 million.

    Effective January 1, 2002, debt assumed and representing the $3.3 billion debt allocated from US Holdings consists of:

Pollution control series:
    Brazos River Authority:
        Fixed rate (4.25% to 5.75% due 2029 to 2036)............     $1,042
        Taxable series (2.0% to 2.02% due 2023 to 2036).........        310
        Variable rate (1.60% to 1.75% due 2032 to 2034)(a)......         66
   Sabine River Authority of Texas:
        Fixed rate (4% to 6.45% due 2021 to 2030)...............        319
        Taxable series (2.02% due 2036)(a)......................         57
   Trinity River Authority of Texas:
        Fixed rate (4.9% to 5.0% due 2027 to 2028)(a)...........         51
Floating rate debentures (3.639% due 2003)(b)...................      1,500
                                                                     ------
             Total long-term debt ..............................     $3,345
                                                                     ======

(a) Interest rates in effect at December 31, 2001 are presented. These series are in a flexible or weekly rate mode and are secured by an irrevocable letter of credit. Bonds in the flexible mode will be remarketed for periods of less than 270 days.

(b) Interest rates in effect at December 31, 2001 are presented.

    Debt Restructure and Refinancing Plan --In connection with the restructuring of US Holdings' business as of January 1, 2002, the generation assets transferred to TXU Energy were released from the lien of US Holdings' mortgage.

    The debt restructuring process resulted in a one-time extraordinary charge to earnings of $97 million (after-tax) in the fourth quarter of 2001 (see Note
4).

    The pollution control series variable rate debt of TXU Energy requires periodic remarketing. Because TXU Energy intends to remarket these obligations, and has the ability and intent to refinance, they have been classified as long-term debt.

    Maturities -- Maturity requirements for the years 2002 through 2006 under long-term debt outstanding at December 31, 2001, after giving effect to the redemption of the senior notes by TXU Mining on February 28, 2002, were as follows:

         YEAR

         2002.....................................     $  123
         2003.....................................      1,580
         2004.....................................          -
         2005.....................................         30
         2006.....................................          -

7.    MEMBER INTERESTS

    TXU Energy was formed as a limited liability company in the fourth quarter 2001. In the accompanying financial statements, TXU Energy's member interests consist of the historical excess of assets over liabilities of the companies that were combined to form TXU Energy, after giving effect to allocations discussed in Note 1, effective January 1, 2002.

    As part of its restructuring, US Holdings determined that the initial capitalization of TXU Energy at January 1, 2002 would consist of approximately 50% member interest and 50% long-term debt (long-term debt and advances from affiliates). Accordingly, $28 million of capital was converted to advances to affiliates during 2001.

8.  INCOME TAXES

    The components of income tax expense are as follows:

                                                     YEAR ENDED DECEMBER 31,
                                                 -----------------------------
                                                  2001       2000        1999
                                                 -------    -------     ------
Current:
     US Federal..........................        $   400    $    49     $  256
     State...............................             39          5         14
     Non-US..............................             (5)         1          1
                                                 -------    -------     ------
              Total......................            434         55        271
                                                 -------    -------     ------
Deferred:
     US Federal..........................           (134)       201        (47)
     State...............................             (3)       (20)        17
     Non-US..............................             (1)         -          -
                                                 -------    -------     ------
             Total.......................           (138)       181        (30)
                                                 -------    -------     ------
Investment tax credits...................            (17)       (17)       (17)
                                                 -------    -------     ------
             Total ......................        $   279    $   219     $  224
                                                 =======    =======     ======


    Reconciliation of income taxes computed at the US federal statutory rate to provision for income taxes:

                                                     YEAR ENDED DECEMBER 31,
                                                 -----------------------------
                                                  2001       2000        1999
                                                 -------    -------     ------

Income before income taxes...............        $   939    $   795     $  733
                                                 =======    =======     ======

Income taxes at the US federal
  statutory rate of 35%..................        $   329    $   278     $  257
      Depletion allowance................            (25)       (24)       (25)
      Amortization of investment
        tax credits......................            (17)       (17)       (17)
      Redirected depreciation............            (18)         -          -
      State income taxes, net of
        federal tax benefits.............             24        (10)        20
      Other..............................            (14)        (8)       (11)
                                                 -------    -------     ------
Income tax expense.......................        $   279    $   219     $  224
                                                 =======    =======     ======

Effective tax rate.......................             30%        28%        31%

    The components of TXU Energy's deferred tax assets and liabilities are as follows:

                                                                   DECEMBER 31,
                                               -----------------------------------------------------------
                                                          2001                           2000
                                               --------------------------     ----------------------------
                                               TOTAL   CURRENT  NONCURRENT     TOTAL   CURRENT  NONCURRENT
                                               -----   -------  ----------     -----   -------  ----------

DEFERRED TAX ASSETS

   Unamortized investment tax credits.......   $ 138   $    -    $  138        $  222   $    -   $  222
   Impairment of assets.....................      73        -        73            73        -       73
   Regulatory disallowance..................      93        -        93           107        -      107
   Alternative minimum tax..................     267        -       267           305        -      305
   Employee benefits........................      70        -        70            63        -       63
   Deferred benefits of state income taxes..      26       24         2           102       16       86
   Other....................................     162       55       107           119       42       77
   Deferred state income taxes..............       7        -         7            67        -       67
                                               -----   ------    ------        ------   ------   ------
     Total deferred tax assets..............     836       79       757         1,058       58    1,000
                                               -----   ------    ------        ------   ------   ------

DEFERRED TAX LIABILITIES

   Depreciation differences and
     capitalized construction costs.........   2,788        -    2,788          2,822        -   2,822
   Under-recovered fuel revenue.............       -        -        -            295      295       -
   Software development.....................      79        -       79             26        -      26
   Other....................................       8        -        8             43        -      43
   Deferred state income taxes                     7        -        7            282       24     258
                                               -----   ------   ------         ------   ------  ------
       Total deferred tax liability.........   2,882        -    2,882          3,468      319   3,149
                                               -----   ------   ------         ------   ------  ------
NET DEFERRED TAX (ASSET ) LIABILITY.........  $2,046  $   (79)  $2,125         $2,410   $  261  $2,149
                                              ======  =======   ======         ======   ======  ======


                                                                 DECEMBER 31,
                                    -------------------------------------------------------------------
                                                 2001                                 2000
                                    --------------------------------   --------------------------------
                                    NET       NET         NET          NET       NET         NET
                                    CURRENT   CURRENT     NONCURRENT   CURRENT   CURRENT     NONCURRENT
                                    ASSET     LIABILITY   LIABILITY    ASSET     LIABILITY   LIABILITY
                                    -------   ---------   ----------   -------   ---------   ----------
SUMMARY OF DEFERRED INCOME TAXES
    US Federal...............       $    79   $     -     $ 2,127      $     -   $   237     $  1,973
    State....................             -         -          (2)           -        24          176
                                    -------   -------     -------      -------   -------     --------
         Total...............       $    79   $     -     $ 2,125      $     -   $   261     $  2,149
                                    =======   =======     =======      =======   =======     ========

    At December 31, 2001, TXU Energy had approximately $267 million of alternative minimum tax credit carryforwards available to offset future tax payments.

    TXU Energy's income tax returns are subject to audit by applicable tax authorities. The IRS is currently examining the returns of TXU and its subsidiaries for the tax years ended 1993 through 1997. In management's opinion, an adequate provision has been made for any future taxes that may be owed as a result of any audits.

9.  RETIREMENT PLANS AND OTHER POSTRETIREMENT BENEFITS

    TXU Energy is a participating employer in the TXU Retirement Plan (Retirement Plan), a defined benefit pension plan sponsored by TXU. The Retirement Plan is a qualified pension plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (Code), and is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA). Employees are eligible to participate in the Retirement Plan upon their completion of one year of service and the attainment of age 21. All benefits are funded by the participating employers. The Retirement Plan provides benefits to participants under one of two formulas: (i) a cash balance formula under which participants earn monthly contribution credits based on their compensation and years of service, plus monthly interest credits, or (ii) a traditional defined benefit formula based on years of service and the average earnings of the three years of highest earnings. At December 31, 2001 the fair value of Retirement Plan assets was $3.3 billion and the total of pension obligations, including net actuarial losses was $3.0 billion, discounted at 7.5%.

    All eligible employees hired after January 1, 2002 will participate under the cash balance formula. Certain employees who, prior to January 1, 2002, participated under the traditional defined benefit formula, continue their participation under that formula. Under the cash balance formula, future increases in earnings will not apply to prior service costs. It is TXU's policy to fund the plans on a current basis to the extent deductible under existing federal tax regulations. Such contributions, when made, are intended to provide not only for benefits attributed to service to date, but also those expected to be earned in the future.

     The allocated net periodic pension cost (benefit) applicable to TXU Energy was $(6.2) million for 2001, $(7.1) million for 2000 and $12 million for 1999. Estimated accrued pension cost applicable to TXU Energy as of December 31, 2001 and 2000 was $26 million and $33 million, respectively. Contributions were $1.1 million, $.7 million and $1.2 million in 2001, 2000 and 1999, respectively.

    In addition, TXU Energy's employees are eligible to participate in a qualified savings plan, the TXU Thrift Plan (Thrift Plan). This plan is a participant-directed defined contribution profit sharing plan qualified under
Section 401(a) of the Code, and is subject to the provisions of ERISA. The Thrift Plan includes an employee stock ownership component. Under the terms of the Thrift Plan, as amended effective January 1, 2002, employees who do not earn more than the IRS threshold compensation limit used to determine highly compensated employees may contribute, through pre-tax salary deferrals and/or after-tax payroll deductions, a specified amount of compensation ranging from 1% to 20%. Employees who earn more than such threshold may contribute from 1% to 16% of their compensation. Employer matching contributions are also made in an amount equal to 100% of employee contributions up to 6% of compensation for employees who participate under the cash balance formula of the Retirement Plan, and 75% of employee contributions up to 6% of compensation for employees who participate under the traditional defined benefit formula of the Retirement Plan. Employer matching contributions are invested in TXU common stock. Contributions to the Thrift Plan by TXU aggregated $16 million for 2001 and $15 million for 2000 and 1999.

    In addition to the Retirement Plan and the Thrift Plan, TXU Energy participates with TXU and certain other affiliated subsidiaries of TXU to offer certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees from TXU. For employees retiring on or after January 1, 2002, the retiree contributions required for such coverage vary based on a formula depending on the retiree's age and years of service. The estimated net periodic postretirement benefits cost other than pensions applicable to TXU Energy was $25 million for 2001, $23 million for 2000 and $34 million for 1999. Estimated accrued postretirement benefits cost as of December 31, 2001 and 2000 were $91 million and $84 million, respectively. Contributions paid by TXU Energy to fund postretirement benefits other than pensions were $19 million, $15 million and $16 million in 2001, 2000 and 1999, respectively. At December 31, 2001, the fair value of assets of the TXU plan was $190 million, and the total of benefit obligations, including net actuarial gains and losses, was $506 million.

    The liabilities for accrued pension cost and accrued postretirement benefits cost were based on estimates of retired employees by company. The estimated liabilities for accrued pension cost and accrued postretirement benefits cost recorded above may be subject to revision based on final actuarial determinations, resulting in an increase or decrease in advances to or from affiliates.

10. ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     SFAS No. 133 became effective for TXU Energy on January 1, 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires the recognition of derivatives in the balance sheet and the measurement of those instruments at fair value. Changes in the fair value of derivatives are recorded in earnings, unless (i) the normal purchase or sale exception or (ii) hedge accounting is elected.

    TXU Energy enters into derivative instruments, including options, swaps, futures, forwards and other contractual commitments for both non-trading and trading purposes. TXU Energy may enter into physical and financial contracts to hedge market risks and exposures to prices of electricity, natural gas and fuel utilized for its generation assets and certain forecasted purchases and sales of power. TXU Energy may utilize treasury derivative instruments (primarily interest rate swaps), in order to manage its exposures to changes in interest rates. As a result of regulation, TXU Energy did not use derivative instruments to hedge price risk of non-trading activities prior to adoption of SFAS No. 133.

     There was no initial impact of adopting SFAS No. 133 as of January 1, 2001, because all of TXU Energy's derivatives entered into for trading purposes were already being accounted for by the mark-to-market method (see Note 11), and no derivatives were designated as accounting hedges. In the fourth quarter of 2001 TXU Energy entered into several derivative contracts that were designated, documented and assessed as cash flow accounting hedges. These types of hedges require TXU Energy to record the derivative assets or liabilities at their fair value on its balance sheet with an offset in other comprehensive income. Hedge ineffectiveness is recorded in earnings. Amounts are removed from other comprehensive income as the underlying transactions occur.

      In 2001 TXU Energy began entering into contracts with large commercial and industrial customers for electricity deliveries following deregulation of the electricity markets in Texas which began January 1, 2002. The contracts for such deliveries are derivatives; accordingly, these contracts were accounted for on the mark-to-market accounting method in 2001. Due to the highly competitive nature of the large US commercial and industrial customer base, TXU Energy manages these commodity sales contracts through its energy trading operations. Due to the nature of these contracts, unrealized gains of $88 million were recognized on origination pursuant to SFAS No. 133, and have been included with energy trading assets. An additional $38 million in origination gains were recorded in 2001 primarily related to commercial and industrial retail contracts for sales of natural gas, but $31 million in gains were realized within the year, as the majority of the contracts are short-lived.

    Financial Summary -- TXU Energy formally documents all relationships between accounting hedge instruments and hedged items, as well as its risk-management objective and strategy for undertaking various accounting hedge transactions. This process includes linking all derivatives that are designated as fair-value or cash-flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions.

    Essentially all of the terms of TXU Energy's derivatives which have been designated as accounting hedges match the terms of the underlying hedged items. TXU Energy did not experience any net hedge ineffectiveness for the year ended December 31, 2001.

    As of December 31, 2001, it is expected that $3 million after-tax of net gains accumulated in other comprehensive income will be reclassified into earnings during the next twelve months. This amount represents the projected value of the hedges over the next twelve months relative to what would be recorded if the hedge transactions had not been entered into. The amount expected to be reclassified is not a forecasted gain incremental to normal operations, but rather it demonstrates the extent to which volatility in earnings (which would otherwise exist) is mitigated through the use of cash flow hedges. As of December 31, 2001, the maximum term over which TXU Energy hedged its exposure to the variability of future cash flows for all forecasted transactions is three years.

    Capacity Auction -- The form of contract entered into as a result of the capacity auction required by the 1999 Restructuring Legislation is a derivative pursuant to SFAS No. 133. These contracts have not been designated as accounting hedges and did not have significant mark-to-market value at December 31, 2001.

11. ENERGY TRADING ACTIVITIES

    In the course of providing comprehensive energy products and services to its diversified client base, TXU Energy engages in energy price risk management activities. In addition to the purchase or sale of physical commodities, TXU Energy enters into futures contracts; swap agreements, where settlement is based on the difference between a fixed and floating (index based) price for the underlying commodity; exchange trade options; over-the counter options, which are settled in cash or in the physical delivery of the underlying commodity; exchange-of-futures-for-physical transactions; energy exchange transactions; storage activities; and other contractual arrangements. TXU Energy may buy and sell certain of these instruments to manage its exposure to price risk from existing contractual commitments as well as other energy-related assets and liabilities. It may also enter into contracts to take advantage of arbitrage opportunities. In order to manage its exposure to the price risk associated with these instruments, TXU Energy has established trading policies and limits and revalues its exposures against these benchmarks utilizing integrated energy systems to capture, value and understand the portfolio risks. TXU Energy also periodically reviews these policies to ensure they are responsive to changing market and business conditions.

    TXU Energy applies mark-to-market accounting for its energy trading and risk management activity and certain retail contracts. In accounting for energy trading contracts, settlements of positions under which energy ownership is exchanged (physical contracts) are recorded gross as revenues and purchases. Gains and losses from settlements of financial positions are recorded net as revenues. For energy trading contracts not yet settled, whether financial or physical, changes in fair value are recorded net as revenues. Such fair value changes are referred to as unrealized gains and losses from mark-to-market valuations. When positions are settled and gains and losses are realized, the previously recorded unrealized gains and losses from mark-to-market valuations are reversed. The corresponding balance sheet entry in recording the unrealized gain/loss is made to energy trading assets/liabilities.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts and related estimated fair values of TXU Energy's significant nontrading financial instruments were as follows:

                                          DECEMBER 31, 2001  DECEMBER 31, 2000
                                          -----------------  -----------------
                                          CARRYING  FAIR     CARRYING   FAIR
                                          AMOUNT    VALUE    AMOUNT     VALUE
                                          --------  -------  --------   ------
ON BALANCE SHEET ASSETS (LIABILITIES):

  Investments - nuclear decommissioning
    deposits............................  $   276   $  276   $    267   $  267
  TXU Mining senior notes (including
    current maturities).................     (224)    (231)      (224)    (228)
  Debt allocated from US Holdings.......   (3,345)  (3,345)    (2,972)  (2,984)
  Other long-term debt..................       (8)      (8)         -        -

OFF BALANCE SHEET ASSETS (LIABILITIES):

  Financial guarantees..................        -      (53)         -      (65)

    With the implementation of SFAS No. 133 on January 1, 2001, financial instruments that are derivatives are recorded on the balance sheet at fair value.

    The carrying value of securities held in external trusts for nuclear decommissioning are based on quoted market prices. (See Note 14.) The remaining investments are not considered to be financial instruments and, other than goodwill, are recorded at cost.

     The fair values of long-term debt are estimated at the lesser of either the call price or the market value as determined by quoted market prices, where available, or, where not available, at the present value of future cash flows discounted at rates consistent with comparable maturities with similar credit risk. The carrying amounts for financial assets and liabilities classified as current approximate fair value due to the short maturity of such instruments.

    The fair value of the financial guarantees represents the maximum amount payable should TXU Energy fail to perform on all its guarantees. The likelihood of this happening is considered remote.

13. COMMITMENTS AND CONTINGENCIES

   Emissions -- The Federal Clean Air Act, as amended (Clean Air Act) includes provisions which, among other things, place limits on SO2 and NOx emissions produced by generating units. TXU Energy's capital requirements have not been significantly affected by the requirements of the Clean Air Act. In addition, all permits required for the air pollution control provisions of the 1999 Restructuring Legislation have been applied for and TXU Energy has initiated a construction program to install control equipment to achieve the required reductions.

    Coal Contracts -- TXU Energy has coal purchase agreements and coal transportation agreements. Commitments under these contracts for the next five years and thereafter are as follows:

            2002...........................................$87
            2003............................................82
            2004............................................67
            2005............................................24
            2006............................................18
            Thereafter...................................... -
                                                             -
                 Total ...................................$278
                                                          ====

    Gas Purchase Contracts -- TXU Energy buys gas under various types of long-term and short-term contracts in order to assure reliable supply to and to help meet the expected needs of its generation assets and its wholesale and retail customers. Many of these gas purchase contracts require minimum purchases ("take-or-pay") of gas under which the buyer agrees to pay for a minimum quantity of gas in a year. At December 31, 2001 TXU Energy had estimated annual minimum commitments under long-term gas purchase contracts of $2 million covering the periods 2002 through 2011.

    Purchased Power Contracts -- TXU Energy has entered into contracts to purchase power through the year 2005. These contracts provide for capacity payments subject to performance standards and energy payments based on the actual power taken under contract. Capacity payments paid under these contracts for the years ended December 31, 2001, 2000 and 1999 were $189 million, $186 million and $227 million, respectively.

    Assuming performance standards are achieved, future capacity payments under the agreements are estimated as follows:

         YEAR

         2002.......................................    $132
         2003.......................................      78
         2004.......................................      46
         2005.......................................      29
         2006.......................................       -
         Thereafter.................................       -
                                                        ----
              Total capacity payments...............    $285
                                                        ====

    On the basis of TXU Energy's current expectations of demand from its electricity and gas customers as compared with its capacity payments or take-or-pay obligations under such purchase contracts, management does not consider it likely that any material payments will become due from TXU Energy for electricity or gas not taken.

    Leases -- TXU Energy has entered into operating leases covering various facilities and properties including combustion turbines, transportation equipment, mining equipment, data processing equipment and office space. Certain of these leases contain renewal and purchase options and residual value guarantees. Lease costs charged to operating expense for 2001, 2000 and 1999 were $116 million, $91 million and $93 million, respectively.

    Payments under capital leases, together with the present value of such minimum lease payments, and future minimum lease commitments under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 2001, were as follows:

         YEAR

         2002......................................       $   61
         2003......................................           54
         2004......................................           53
         2005......................................           57
         2006......................................           53
         Thereafter................................          550
                                                          ------
              Total future minimum lease payments..       $  828
                                                          ======

    Financial Guarantees -- US Holdings has entered into contracts with public agencies to purchase cooling water for use in the generation of electric energy and has agreed, in effect, to guarantee the principal, $19 million at December 31, 2001, and interest on bonds issued to finance the reservoirs from which the water is supplied. US Holdings remains obligated on the water bond obligations; however, it is expected that TXU Energy will make the payments under the bonds. The bonds mature at various dates through 2011 and have interest rates ranging from 5-1/2% to 7%. US Holdings is required to make periodic payments equal to such principal and interest, including amounts assumed by a third party and reimbursed to US Holdings, of $4 million annually for the years 2002 through 2003, $7 million for 2004 and $1 million for 2005 and 2006. Annual payments made by US Holdings, net of amounts assumed by a third party under such contracts, for 1999, 2000 and 2001 were $4 million each year. In addition, US Holdings is obligated to pay certain variable costs of operating and maintaining the reservoirs. US Holdings has assigned to a municipality all contract rights and obligations of US Holdings in connection with $30 million remaining principal amount of bonds at December 31, 2001, issued for similar purposes which had previously been guaranteed by US Holdings. US Holdings is, however, contingently liable in the unlikely event of default by the municipality.

    Nuclear Insurance -- With regard to liability coverage, the Price-Anderson Act (Act) provides financial protection for the public in the event of a significant nuclear power plant incident. The Act sets the statutory limit of public liability for a single nuclear incident currently at $9.5 billion and requires nuclear power plant operators to provide financial protection for this amount. The Act is being considered by the United States Congress for modification. The terms of a modification, if any, are not presently known and therefore TXU Energy is unable, at this time, to determine any impact it may have on nuclear liability coverage. As required, TXU Energy provides this financial protection for a nuclear incident at Comanche Peak resulting in public bodily injury and property damage through a combination of private insurance and industry-wide retrospective payment plans. As the first layer of financial protection, TXU Energy has $200 million of liability insurance from American Nuclear Insurers (ANI), which provides such insurance on behalf of a major stock insurance company pool, Nuclear Energy Liability Insurance Association. The second layer of financial protection is provided under an industry-wide retrospective payment program called Secondary Financial Protection (SFP).

    Under the SFP, each operating licensed reactor in the United States is subject to an assessment of up to $88 million, subject to increases for inflation every five years, in the event of a nuclear incident at any nuclear plant in the United States. Assessments are limited to $10 million per operating licensed reactor per year per incident. All assessments under the SFP are subject to a 3% insurance premium tax, which is not included in the above amounts.

    With respect to nuclear decontamination and property damage insurance, Nuclear Regulatory Commission (NRC) regulations require that nuclear plant license-holders maintain not less than $1.1 billion of such insurance and require the proceeds thereof to be used to place a plant in a safe and stable condition, to decontaminate it pursuant to a plan submitted to and approved by the NRC before the proceeds can be used for plant repair or restoration or to provide for premature decommissioning. TXU Energy maintains nuclear decontamination and property damage insurance for Comanche Peak in the amount of $3.45 billion, above which TXU Energy is self-insured. The primary layer of coverage of $500 million is provided by Nuclear Electric Insurance Limited
(NEIL), a nuclear electric utility industry mutual insurance company. The remaining coverage includes premature decommissioning coverage and is provided by NEIL in the amount of $2.25 billion and $700 million from Lloyds of London, other insurance markets and foreign nuclear insurance pools. TXU Energy is subject to a maximum annual assessment from NEIL of $25.7 million in the event NEIL's losses under this type of insurance for major incidents at nuclear plants participating in these programs exceed the mutual's accumulated funds and reinsurance.

    TXU Energy maintains Extra Expense Insurance through NEIL to cover the additional costs of obtaining replacement power from another source if one or both of the units at Comanche Peak are out of service for more than twelve weeks as a result of covered direct physical damage. The coverage provides for weekly payments of $3.5 million for the first fifty-two weeks and $2.8 million for the next 110 weeks for each outage, respectively, after the initial twelve-week period. The total maximum coverage is $490 million per unit. The coverage amounts applicable to each unit will be reduced to 80% if both units are out of service at the same time as a result of the same accident. Under this coverage, TXU Energy is subject to a maximum annual assessment of $8.5 million per year.

    There have been some revisions made to the nuclear property and nuclear liability insurance policies regarding the maximum recoveries available for multiple terrorism occurrences. Under the NEIL policies, if there were multiple terrorism losses occurring within one year beginning with the first loss from terrorism, NEIL would make available one industry aggregate limit of $3.24 billion and any amounts it recovers from reinsurance, government indemnity or other sources up to the limits for each claimant. If terrorism losses occurred beyond the one-year period, a new set of limits and resources would apply. Under the ANI liability policy, the liability arising out of terrorist acts will be subject to one industry aggregate limit of $200 million which could be reinstated at ANI's option depending on prevailing risk circumstances and the balance in the Industry Credit Rating Plan reserve fund.

    Nuclear Decommissioning -- TXU Energy has established a reserve, charged to depreciation expense and included in accumulated depreciation, for the decommissioning of Comanche Peak. Decommissioning costs are being recovered from Oncor customers over the life of the plant and deposited in external trust funds (included in investments). As of December 31, 2001 and 2000, deposits in the external trust for decommissioning of Comanche Peak were invested in marketable debt and equity securities, and the market value of those securities, including unrealized gains of $57 million and $75 million, respectively, were:

                                                           DECEMBER 31,
                                                        -----------------
                                                          2001       2000
                                                        ------     ------

Debt securities.....................................     $ 125     $  117
Equity securities...................................       151        150
                                                        ------     ------
     Total..........................................     $ 276      $ 267
                                                         =====      =====

    Realized earnings on funds deposited in the external trust are recognized in the reserve. Based on a site-specific study completed during 1997 using the prompt dismantlement method and 1997 dollars, decommissioning costs for Comanche Peak Unit 1 and for Unit 2 and common facilities were estimated to be $271 million and $404 million, respectively. This estimate is subject to change in the future.

    Decommissioning activities are projected to begin in 2030 for Comanche Peak Unit 1 and 2033 for Unit 2 and common facilities. Through December 31, 2001, decommissioning costs were recovered based upon a 1992 site-specific study through rates placed in effect under US Holdings' January 1993 rate increase request. US Holdings accrued $18 million of decommissioning costs for each of the years ended December 31, 2001, 2000 and 1999. Effective January 1, 2002, decommissioning costs will be recovered through a non-bypassable charge by Oncor and remitted to TXU Energy based upon a 1997 site-specific study, adjusted for trust fund assets, through rates placed in effect under US Holdings' 2001 Unbundled Cost of Service filing.

    Because the accounting for nuclear decommissioning recognizes that costs are recovered through rates or a non-bypassable charge to customers, fluctuations in equity prices or interest rates of trust fund assets do not affect results of operations, cash flows or financial position.

    Legal Proceedings -- In September 1999, Quinque Operating Company (Quinque) filed suit in the State District Court of Stevens County, Kansas against over 200 gas companies, including TXU Gas (named in the litigation as ENSERCH Corporation). The suit was removed to federal court; however, a motion to remand the case back to Kansas State District Court was granted in January 2001, and the case is now pending in Stevens County, Kansas. The plaintiffs amended their petition to join TXU Fuel, a subsidiary of TXU Energy, as a defendant in this litigation. Quinque has dismissed its claims and a new lead plaintiff has filed an amended petition in which the plaintiffs seek to represent a class consisting of all similarly situated gas producers, overriding royalty owners, working interest owners and state taxing authorities either from whom defendants had purchased natural gas or who received economic benefit from the sale of such gas since January 1, 1974. No class has been certified. The petition alleges that the defendants have mismeasured both the volume and heat content of natural gas delivered into their pipelines resulting in underpayments to plaintiffs. No amount of damages has been specified in the petition. While TXU Energy and TXU Fuel are unable to estimate any possible loss or predict the outcome of this case, TXU Energy and TXU Fuel believe these claims are without merit and intend to vigorously defend this suit.

    General -- In addition to the above, TXU Energy is involved in various other legal and administrative proceedings the ultimate resolution of which, in the opinion of management, should not have a material effect upon its financial position, results of operations or cash flows.

14.    SUPPLEMENTARY FINANCIAL INFORMATION

    Credit Risk -- Credit risk relates to the risk of loss that TXU Energy would incur as a result of non-performance by counterparties. TXU Energy maintains credit risk policies with regard to its counterparties to minimize overall credit risk. These policies include an evaluation of a potential counterparty's financial condition, credit rating, and other credit criteria and risk mitigation tools as deemed appropriate, including but not limited to use of standardized agreements that allow for netting of positive and negative exposures associated with a single counterparty. TXU Energy has standardized processes for monitoring and managing credit, including methodologies to analyze counterparties' financial strength, measurement of current counterparty exposures and contract language that includes netting. Credit enhancements such as parental guarantees, letters of credit, surety bonds and margin deposits are also utilized. Additionally, counterparties and portfolios are stress tested for potential credit exposure and managed to acceptable levels. This evaluation results in establishing credit limits or collateral requirements prior to entering into an agreement with a counterparty that creates credit exposure to TXU Energy. Additionally, TXU Energy has established controls to determine and monitor the appropriateness of these limits on an ongoing basis. Any material adverse change in the financial condition of a counterparty or downgrade of its credit quality will result in the reassessment of the credit limit with that counterparty. This could result in a reduction of the credit limit or request for additional financial assurances.

    Concentration of Credit Risk -- TXU Energy's gross exposure to trading and non-trading credit risk as of December 31, 2001 was $2.1 billion, representing trade accounts receivable, energy trading assets and derivative assets.

    A large share of the gross assets subject to credit risk are accounts receivable from the retail sale of electricity and gas to residential and small commercial customers. The risk of material loss from nonperformance from these customers is not considered likely. Reserves for uncollectible accounts receivable are provided for the potential loss from nonpayment by these customers based on historical experience. The restructuring of the electric industry in Texas effective January 1, 2002 increases the risk profile of TXU Energy in relation to its customers; however, TXU Energy has the ability to take actions to mitigate such customer risk.

   Most of the remaining trade accounts receivables are with large commercial and industrial customers. TXU Energy's energy trading counterparties include major energy companies, financial institutions, gas and electric utilities, independent power producers, oil and gas producers and other energy trading companies. The net exposure to credit risk from these counterparties as of December 31, 2001 is $1.3 billion using standardized master netting contracts and agreements which provide for the right of offset of positive and negative credit exposures with individual counterparties. Of this amount, approximately 71% of the associated credit exposure is considered to be with investment grade counterparties, as determined using publicly available information including major rating agencies' published ratings and TXU Energy's internal credit evaluation. Those counterparties without a Standard & Poor's (S&P) rating of a least BBB- or a similar rating from another major rating agency, are rated using internal credit methodologies and credit scoring models which are used to determine an S&P equivalent rating. Approximately 29% of the credit exposure is considered to be with counterparties rated as below investment grade or not rated. TXU Energy monitors and reports its exposures and limits on a daily basis and provides regular reports to its risk monitoring committees and treasury subcommittees.

    As of December 2001, TXU Energy had no credit exposure as a result of the Enron Corporation bankruptcy, after taking into consideration netting agreements.

   TXU Energy had no exposure to any one customer that represented greater than 5% of the gross fair value of TXU's trade accounts receivable, energy trading assets and derivative assets at December 31, 2001. Based on TXU Energy's policies for managing credit risk, its exposures and its credit and other reserves, TXU Energy does not anticipate a materially adverse effect on its financial position or results of operations as a result of non-performance by any counterparty.

    Accounts Receivable -- At December 31, 2001 and 2000, accounts receivable are stated net of uncollectible accounts of $24 million and $20 million, respectively.

    Sale of Receivables -- Prior to January 1, 2002, US Holdings and TXU Gas sold certain customer accounts receivable to a wholly-owned bankruptcy-remote unconsolidated subsidiary of TXU Corp. (TXU Receivables Company), which sells undivided interests in accounts receivable it purchases to financial institutions. As of January 1, 2002, the facility was amended to add TXU Energy Retail, TXU SESCO Energy Services Company and Oncor as qualified originators of accounts receivable under the program. TXU Receivables Company may sell up to an aggregate of $600 million in undivided interests in the receivables purchased from the originators under the program. As of December 31, 2001, TXU Energy's portion of US Holdings' receivables sold to TXU Receivables Company then outstanding under the program was $581 million, in exchange for cash of $315 million and $260 million in subordinated notes issued to the originators, with $6 million representing costs of the program since inception in August 2001. Annualized costs of the program approximated 3.7% of the cash proceeds from the receivables sales. As of December 31, 2000, TXU Energy's portion of US Holdings' receivables sold under a prior facility was $470 million. The subordinated notes receivable from TXU Receivables Company are included in accounts receivables in the consolidated balance sheet.

    Inventories by Major Category--

                                                               DECEMBER 31,
                                                             ---------------
                                                              2001      2000
                                                             -----     -----

Materials and supplies..............................          $149      $133
Fuel stock..........................................            62        70
Gas stored underground..............................            49        53
                                                            ------    ------
       Total inventories............................          $260      $256
                                                              ====      ====

    Property, Plant and Equipment--

                                                                DECEMBER 31,
                                                            --------------------
                                                             2001        2000
                                                            -----       -----

Electricity production..............................        $16,627   $16,551
Other...............................................            242       165
                                                            -------   -------
        Total.......................................         16,869    16,716
Less accumulated depreciation.......................          6,186     5,797
                                                            -------   -------
        Net of accumulated depreciation.............         10,683    10,919
Construction work in progress.......................            361       201
Nuclear fuel (net of accumulated amortization: 2001--           146       178
$787;  2000-- $716).................................
Reserve for regulatory disallowances................           (836)     (836)
                                                            -------   -------
        Net property, plant and equipment...........        $10,354   $10,462
                                                            =======   =======

   Capitalized software costs of $100 million at December 31, 2001 are included in property, plant and equipment. Amortization expense of $3 million relating to these software costs was recorded in 2001.

    Affiliate Transactions -- In addition to the accounts receivable program with TXU Receivables Company, TXU Energy enters into transactions with TXU and other affiliates. Net interest expense related to advances from TXU and other affiliates was $38 million, $32 million and $14 million for 2001, 2000 and 1999, respectively. TXU, through an affiliate, billed TXU Energy $238 million, $133 million and $87 million for 2001, 2000 and 1999, respectively, for financial, accounting, information technology, environmental, procurement and personnel services and other administrative services at cost. Also, TXU Energy billed $4 million in 2001 and was billed $10 million and $2 million in 2000 and 1999, respectively, by TXU and other affiliates primarily for energy purchases.

    Based on the Business Separation Agreement, TXU Energy has payables due to Oncor arising from the restructuring of US Holdings to form Oncor and TXU Energy as follows (see Note 1):

o Mitigation - Under the terms of the settlement plan discussed in Note 3, Oncor will implement an excess mitigation credit of $350 million with interest, to be returned to REPs, including TXU Energy, over a two-year period beginning January 1, 2002. TXU Energy will reimburse Oncor for the credit and related interest.

o Securitization - Under the terms of the settlement plan, Oncor will issue securitization bonds of $1.3 billion. The incremental income taxes Oncor will pay on the revenue associated with non-bypassable charge to customers related to the bonds will be reimbursed by TXU Energy. Therefore, TXU Energy's financial statements reflect a $437 million payable to Oncor that will be extinguished as Oncor pays the related income taxes.


      Supplemental Cash Flow Information--

                                                      YEAR ENDED DECEMBER 31,
                                                     ------------------------
                                                     2001     2000      1999
                                                     ----     ----      ----
Cash payments/(refunds):
     Interest (net of amounts capitalized)            $239     $266     $252
     Income taxes.........................             366       24      355
Non-cash items:
     Non-cash advances....................              89      (61)    (105)
     Conversion of capital to advances....              28        -        -
     Receipt of note receivable from
       sale of asset......................               -       23        -

Non-cash investing activities in 2000 represent the receipt of a note receivable of $23 million for the sale of assets.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits

23    Consent of Deloitte & Touche LLP

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         TXU US HOLDINGS COMPANY

                                         By       /s/ Biggs C. Porter
                                             ----------------------------
                                                    Biggs C. Porter
                                                    Vice President,
                                             Principal Accounting Officer

Date: April 17, 2002

                                 EXHIBIT INDEX
                                 -------------

Exhibit No.     Name
----------      ----

    23          Consent of Independent Auditors for US Holdings